Exhibit 5.1

August 26, 2020

NeuroOne Medical Technologies Corporation

7599 Anagram Drive

Eden Prairie, MN 55344

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-1 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), in connection with the registration under the Securities Act of an aggregate of 11,517,808 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which includes (i) 8,639,428 outstanding shares of Common Stock (the “Issued Shares”) and (ii) an aggregate of 2,878,380 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants (the “Warrants”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters. In addition, in rendering this opinion, we have assumed that the Warrants will be exercised in the manner and on the terms identified or referred to in the Registration Statement, including all supplements and amendments thereto.

Our opinions are limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States, New York law applicable to contracts and Delaware corporate law.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that (i) the 11,517,808 shares of Common Stock referenced in the Registration Statement have been duly authorized by the Company, (ii) the Issued Shares are validly issued, fully paid and non-assessable, and (iii) upon exercise of the Warrants in accordance with their terms, the Warrant Shares issued will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Honigman LLP
Honigman LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402